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                                  EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS
                        -------------------------------

We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 33-____________) pertaining to the Aztec Manufacturing Co. 1999 Independent Director Share Ownership Plan of our reports (a) dated March 29, 1999, with respect to the consolidated financial statements and schedules of Aztec Manufacturing Co. incorporated by reference in its Annual Report (Form 10-
K) for the year ended February 28, 1999, and (b) dated October 29, 1999, with respect to the financial statements of Compressed Gas Insulated Transmission for the year ended December 31, 1998, included in Aztec Manufacturing Co.'s Current Report on Form 8-K/A dated November 15, 1999, filed with the Securities and Exchange Commission.

Fort Worth, Texas
March 2, 2000